UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐                            Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

FNB Corporation

(Name of Registrant as Specified In Its Charter)

FNB Corporation Shareholder Committee

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The FNB Corporation Shareholders Committee issued the following press release on February 6, 2008.

FNB Corporation

Shareholders Committee

Post Office Box 6022

Christiansburg, Virginia 24068

PRESS RELEASE from The FNB Corporation Shareholders Committee

Date: 2/6/08

Institutional Advisors Could Not Consider Employee and Community Interests

The FNB Corporation Shareholders Committee (“Shareholders Committee”) challenges the claim that institutional advisors make a recommendation to shareholders. Management of FNB takes pride in the fact that two firms hired to advise institutional shareholders have recommended that the institutional shareholders vote for the approval of the VFG transaction. Management’s assumption that this constitutes a recommendation to all shareholders is not a valid assumption.

The interest of institutional shareholders, who hold 15% of the FNB stock, is vastly different from the interest of the holders of the remaining 85% of FNB stock. The holders of this 85% interest are the shareholders who know the value of a strong community bank, who have an interest in the value of their investment growing as this community bank is restored to its former level of performance, who recognize that FNB is a good corporate citizen of the communities that it serves and who know that faithful employees who would lose their jobs from management’s proposal deserve the shareholder support. Therefore, the institutional advisors could not know the impact upon the community, the impact on the employees and the impact on the majority of shareholders who will be adversely affected by the loss of FNB in our communities. Management’s claim confirms the Shareholders Committee’s position that management poorly understands the impact of the sale of FNB.

Management initially projected that 30 employees would lose their jobs. We have heard from some employees that they believe that the number will be far higher. Management claims as a credit the fact that there will be a loss of only 30 jobs out of 500 employees, for a 6% loss in employment. For those 30 employees this represents a 100% loss of their livelihood for, among other things, the benefit of one individual who will receive a compensation package, not performance-based, in the amount of $850,000.

The community served by FNB will suffer from the loss of this good corporate citizen. Experience and logic refute the claim by the CEO of FNB in his material filed January 28, 2008 that the level of benevolence will remain the same.

If the deposits to FNB, in fact, flow from FNB to other markets in the state and beyond as claimed by Ed Barham, CEO of VFG, in the American Banker article dated July 30, 2007, this strategy embraced by FNB management will be adverse to the economic health of our service area.

The failure of management to understand or to accurately disclose relevant facts and limitations about the recommendation is further evidence of management’s failure to follow a well-reasoned process before making claims to shareholders.

Additional Information About the Proposed Transaction and Where to Find It

This material is being made available in respect of the proposed transaction of FNB and VFG. In connection with the proposed transaction and its opposition thereto, the FNB Corporation Shareholders Committee filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement in order to urge fellow FNB shareholders to vote “against” the proposed transaction. The definitive proxy statement was mailed to the FNB shareholders on January 9, 2008 seeking their vote against the proposed transaction. In addition, the Shareholders Committee and the Corporation may file other relevant documents with the SEC concerning the proposed transaction.

INVESTORS AND SECURITY HOLDERS OF THE CORPORATION ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS) AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT FNB, VFG, THE SHAREHOLDERS COMMITTEE AND THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov. Free copies of the proxy statement also may be obtained by directing a request by telephone at 540/382-3130 or by mail to the FNB Corporation Shareholders Committee at P. O. Box 6022, Christiansburg, Virginia 24068 or by accessing the FNB Corporation Shareholders Committee’s website at http://www.fnbcorporationshareholderscommittee.com under “Links.”

The members of the Shareholders Committee and the 19 “Other Participants” listed in the Shareholders Committee’s proxy statement are participants in the solicitation of proxies from the shareholders of FNB in connection with the proposed transaction. Information about the members and “Other Participants” and their direct and indirect interests, by security holdings or otherwise, is contained in the definitive proxy statement (Schedule 14A) filed by the Shareholders Committee on January 9, 2008.